Exhibit 99.1

CONTACT:                       (206) 622-4191

Fran Conley, CEO

Ernie Johnson, CFO

Cutter & Buck Announces Quarterly Results, Increase in Dividend

SEATTLE, September 9, 2004. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its first quarter ended July 31, 2004.

For the quarter ended July 31, we had the following results:

In millions, except percentage and per share data	2004	2003
Net Sales	$31.9	$32.7
Gross Profit	$15.8	$14.7
Gross Margin	49.4%	45.0%
Net Income	$3.3	$1.1
Earnings Per Share	$0.29	$0.10

Balance Sheet Summary

In millions	July 31, 2004	April 30, 2004	July 31, 2003
Cash and Short-Term Investments	$43.5	$37.7	$22.2
Accounts Receivable	$18.1	$22.5	$19.2
Inventories	$25.9	$21.9	$31.1
Working Capital	$78.5	$75.1	$67.5
Shareholders’ Equity	$82.7	$79.7	$73.3

MANAGEMENT VIEWPOINT:

The first quarter of the fiscal year shows a continuation of recent quarters’ results, as we benefit from our ongoing efforts to upgrade business processes.  We produced pre-tax income in our ongoing wholesale business of $5.1 million, up from $3.2 million in the first quarter of the prior year (Table B).   Our gross margins are up, and our operating expenses are down. Our balance sheet is strong, with inventory levels down $5.2 million and free cash flow up $2.6 million compared to the first quarter of last year. This quarter marks our sixth consecutive quarter of profitability.

We are generally pleased with our financial results for the first quarter of fiscal 2005. Net sales grew in most of our target markets.  The exception is our golf market, where we are disappointed with results.  To turn this around, we are bringing in a new manager for the golf unit, adding a senior golf merchandiser, reviewing our sales operations and programs, examining our product offerings, increasing our marketing activities, and enhancing our customer service.  These initiatives have long lead times, and we expect that it will take time for our efforts to produce favorable results.  We continue to see that many upscale golf customers and consumers have strong loyalty to our brand.

During the quarter, the new “Annika by Cutter & Buck” line came to golf shops, and both customers and consumers appear to be receiving it enthusiastically.  The new “Integrity Pique” shirt, made with 100% organic cotton, was available toward the end of the quarter, and early indications are that there is a good and growing market for this innovative product, which combines Cutter & Buck’s trademark style and comfort with our commitment to social responsibility.

CEO TRANSITION AND SEARCH FOR A NEW CEO

As previously announced, on September 16th Fran Conley will be leaving as Chairman and Chief Executive Officer.  Doug Southern will become Chairman of the Board, and Bill Swint will become interim Chief Executive Officer.  The transitions are proceeding smoothly and we are pleased that the company has such skilled managers available to keep its momentum going while we search for a permanent CEO.

Doug Southern commented, “The board and employees of Cutter & Buck wish to thank Fran for her years of service on the board of directors, and in particular for her recent role as CEO.  She took over during a time of crisis and successfully navigated the company to its current position of strength and profitability.”

“Cutter & Buck’s most important current priority,” Southern continued, “is to hire a permanent Chief Executive Officer who is an extraordinary person who can lead and build the company in the future.  As previously announced, the company has hired the Russell Reynolds search firm to assist it in this endeavor and we are already reviewing candidates.”

FISCAL YEAR 2005

During this transition period, we intend to move forward firmly on the strategy now in place:  to maintain the integrity and upscale positioning of the Cutter & Buck brand while we continue to strengthen the company’s foundations.  This year’s projects are planned to include the installation of new major computer systems and documentation of internal controls to comply with the Sarbanes-Oxley Act of 2002, particularly Section 404.   Both of these projects will add operating expenses above those of last year.  In addition, we plan to increase our spending on marketing to bring our great brand more effectively to the attention of our customers and consumers.

We continue to be cautious about sales levels. Our markets seem more robust and our brand is strong, but we are not currently anticipating significant growth this year, particularly in light of our recent golf results.  We do believe, however, that we are laying a strong foundation for future sales growth.

The levels of sales and gross margins in first quarter should not be taken as predictive of future results.    Each of our markets has its own seasonality, and as the mix of sales changes, our seasonality may change. In addition, we are managing the schedule for liquidation of products differently to realize maximum value, which may impact the seasonality of gross margins.   For the balance of the year, we currently anticipate that our margins will range between 45% and 48%.

Until the permanent CEO is in place and has had the opportunity to work with the board on charting the company’s strategic direction, we plan to maintain our strategic flexibility, and generally to maintain our current direction, cash balances, and capital structure.

DIVIDEND AND STOCK REPURCHASE PROGRAM

Two quarters ago, the board of directors initiated both a quarterly dividend and a stock repurchase program.  Today we announce an increase in the dividend, from $.05 to $.07 a share. The board of directors has approved a dividend of $0.07 a share, payable on October 8, 2004 to shareholders of record on September 24, 2004.

During the first quarter, we purchased 16,800 shares of our common stock at an average price of $10.48.  Since the inception of our stock repurchase program, we repurchased a total of 73,626 shares of our common stock at an average price of $10.27.  We still have $5.2 million available in the program for share repurchases, and we remain committed to purchasing shares at times and prices that are advantageous for our shareholders.

ANNUAL MEETING

The annual meeting of shareholders will be held at 9 AM on October 21, at the company’s corporate office in Seattle.

Conference Call:

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters.  The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, September 9, 2004.  To listen to the conference call, go to http://www.cutterbuck.com.  At the website select “Investor Relations.”  The call will be archived shortly after its completion and will be available on the web through December 8, 2004.  The call can also be accessed at 1-800-642-1687, ID # 9661629 through December 8, 2004.

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking statements.  Those factors include, but are not limited to the following: relations with and the performance of suppliers;

our ability to control costs and expenses including costs associated with the upgrade and replacement of some of our computer systems and costs associated with regulatory compliance; our ability to carry out successful designs, effectively advertise and communicate with the marketplace and penetrate our chosen distribution channels; costs associated with the indemnification of former officers; competition; access to capital; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; our need to maintain the integrity of our technology and information systems while enhancing and changing systems; our need to attract and retain employees during intensive organizational change; our need to maintain satisfactory relationships with our banking partners; political and trade relations; changes in international trade quota systems for apparel; the overall level of consumer spending on apparel; global economic and political conditions and additional threatened terrorist attacks and responses thereto, including war.  Additional information on these and other factors, which could affect the company’s financial results, are included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand.  The Company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees.  Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Cutter & Buck

Table A: Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended
In thousands, except share & per share amounts	July 31, 2004	July 31, 2003
Net sales	$31,899	$32,737
Cost of sales	16,147	17,999
Gross profit	15,752	14,738
Operating expenses
Depreciation	766	1,062
Selling, general & administrative	10,013	10,482
Restatement expenses	14	1,672
Total operating expenses	10,793	13,216
Operating income	4,959	1,522
Interest income (expense)
Interest expense	(17)	(58)
Interest income	104	43
Net interest income (expense)	87	(15)
Income from continuing operations before taxes	5,046	1,507
Income tax expense	1,796	555
Income from continuing operations	3,250	952
Income from discontinued retail operations, net of tax	—	146
Net income	$3,250	$1,098

Diluted earnings per share:
Earnings from continuing operations	$0.29	$0.09
Earnings from discontinued retail operations	—	$0.01
Net earnings	$0.29	$0.10
Shares used in computation of :
Diluted earnings per share	11,347	10,826

Table B:  Management Viewpoint of Operations and Reconciliation to GAAP Numbers Above

To understand the performance of our wholesale business, management considers it useful to review our operating results excluding costs that are not elements of running our wholesale business on an ongoing basis, such as restatement expenses.  We adjust our net income calculated in accordance with generally accepted accounting principles to exclude income and expense items that are not directly related to our wholesale business, in order to give us better information regarding the profitability of our wholesale business. We use this analysis to compare pretax wholesale business income on a quarterly and year-to-date basis

Quarter Ended July 31,

(in thousands)	2004	2003
Net income as reported	$3,250	$1,098
Income from discontinued retail operations	—	(146)
Income tax expense	1,796	555
Pre-tax expense of closed European operations	6	40
Restatement expenses	14	1,672
Ongoing wholesale business income before tax	$5,066	$3,219

Table C: Summary of Net Sales by Strategic Business Unit

Quarter Ending July 31,

In thousands	2004	2003	$ change	% change

Golf	$8,827	$11,047	$(2,220)	(20.1)%
Corporate	15,143	14,276	867	6.1
Specialty Retail	5,322	5,008	314	6.3
International	685	570	115	20.2
Other	1,922	1,836	86	4.7
Total	$31,899	$32,737	$(838)	(2.6)%

Table D

Condensed Consolidated Balance Sheets

(unaudited, unless otherwise stated)

In thousands	July 31, 2004	April 30, 2004	July 31, 2003
	(audited)
Assets
Current Assets:
Cash and cash equivalents	$17,131	$19,715	$22,235
Restricted cash	—	—	4,000
Short-term investments	26,400	17,952	—
Accounts receivable	18,118	22,502	19,245
Inventories	25,938	21,938	31,092
Other current assets	4,798	4,848	7,255
Total current assets	92,385	86,955	83,827
Furniture and equipment, net	5,659	6,290	8,102
Other assets	684	685	693
Total assets	$98,728	$93,930	$92,622

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$5,321	$2,940	$4,468
Accrued liabilities	5,828	7,161	10,503
Income taxes payable	2,279	1,217	1,260
Current portion of capital lease obligations	449	557	62
Total current liabilities	13,877	11,875	16,293
Capital lease obligations, net of current portion, and other liabilities	2,190	2,326	3,028
Total shareholders’ equity	82,661	79,729	73,301
Total liabilities and shareholders’ equity	$98,728	$93,930	$92,622

Table E

Condensed Consolidated Statements of Cash Flows

(unaudited)

In thousands	July 31, 2004	July 31, 2003
Net income	$3,250	$1,098
Net cash provided by operating activities:
Depreciation	812	1,121
Deferred gain on sale and leaseback of capital assets	(1)	(19)
Loss on disposals of furniture and equipment	—	17
Amortization of deferred compensation	—	16
Changes in assets and liabilities:
Restricted cash	—	(4,000)
Accounts receivable	4,384	5,088
Inventories	(4,000)	3,446
Prepaid expenses and other current assets	50	1,101
Accounts payable and accrued liabilities	968	(3,727)
Income taxes payable	1,062	—
Net cash provided by operating activities	6,525	4,141
Investing activities:
Purchases of furniture and equipment	(180)	(347)
Purchases of short-term investments	(20,418)	—
Maturities of short-term investments	11,970	—
Net cash used in investing activities	(8,658)	(347)
Financing activities:
Principal payments under capital lease obligations	(163)	(622)
Payment of dividends	(541)	—
Repurchases of common stock	(176)	—
Issuance of common stock	399	199
Net cash used in financing activities	(481)	(423)
Net increase in cash and cash equivalents	(2,584)	3,371
Cash and cash equivalents, beginning of period	19,715	18,864
Cash and cash equivalents, end of period	$17,131	$22,235